Exhibit 99.1

UPDATED: Catalyst Pharmaceuticals Announces Settlement of FIRDAPSE®

(amifampridine) Patent Litigation with Lupin Pharmaceuticals

As Part of the Settlement, Lupin Receives a License to Market Generic FIRDAPSE Beginning in February 2035

CORAL GABLES, Fla., August 26, 2025- Catalyst Pharmaceuticals, Inc. (“Catalyst” or “Company”) (Nasdaq: CPRX), a commercial-stage biopharmaceutical company focused on in-licensing, developing, and commercializing novel medicines for patients living with rare and difficult-to-treat diseases, today announced that the Company and its licensor SERB S.A. (“SERB”) have entered into a Settlement Agreement (“Agreement”) with Lupin Ltd and Lupin Pharmaceuticals, Inc. (collectively, “Lupin”). This Agreement resolves the patent litigation brought by Catalyst and SERB in response to Lupin’s Abbreviated New Drug Application (“ANDA”) seeking approval to market a generic version of FIRDAPSE® (amifampridine) 10 mg tablets prior to expiration of the applicable patents.

Pursuant to the terms of the Agreement, Lupin will not market its generic version of FIRDAPSE in the United States any earlier than February 25, 2035, if approved by the U.S. Food and Drug Administration, unless certain limited circumstances customarily included in these types of agreements occur. In accordance with the Agreement, the parties will terminate all ongoing patent litigation between Catalyst/SERB and Lupin regarding FIRDAPSE patents pending in the U.S. District Court for the District of New Jersey. Catalyst previously settled similar litigation regarding ANDA applications for FIRDAPSE with Teva Pharmaceuticals and Inventia Healthcare Limited. The pending FIRDAPSE patent litigation against the remaining defendant, Hetero, regarding FIRDAPSE’s Orange Book-listed patents is ongoing.

As required by law, the companies will submit the confidential settlement agreement to the U.S. Federal Trade Commission and the U.S. Department of Justice for review.

About Catalyst Pharmaceuticals

Catalyst Pharmaceuticals, Inc. (Nasdaq: CPRX), is a biopharmaceutical company committed to improving the lives of patients with rare diseases. With a proven track record of bringing life-changing treatments to the market, we focus on in-licensing, commercializing, and developing innovative therapies. Guided by our deep commitment to patient care, we prioritize accessibility, ensuring patients receive the care they need through a comprehensive suite of support services designed to provide seamless access and ongoing assistance. Catalyst maintains a well-established U.S. presence, which remains the cornerstone of our commercial strategy, while continuously evaluating strategic opportunities to expand our global footprint. Catalyst, headquartered in Coral Gables, Fla., was recognized on the Forbes 2025 list as one of America’s Most Successful Mid-Cap Companies and on the 2024 Deloitte Technology Fast 500™ list as one of North America’s Fastest-Growing Companies.

For more information, please visit Catalyst’s website at www.catalystpharma.com.

Forward-Looking Statements

This press release contains forward-looking statements, as that term is defined in the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve known and unknown risks and uncertainties, which may cause Catalyst’s actual results in future periods to differ materially from forecasted results. A number of factors, including (i) whether the ongoing litigation matters referenced above between Catalyst/SERB and Hetero with respect to FIRDAPSE®’s Orange Book listed patents will allow a generic version of FIRDAPSE to be marketed in the U.S. prior to February 25, 2035, and (ii) those factors described in Catalyst’s Annual Report on Form 10-K for the fiscal year 2024, its Quarterly Report on Form 10-Q for the fiscal quarter ending June 30, 2025, and its other filings with the U.S. Securities and Exchange Commission (“SEC”), could adversely affect Catalyst. Copies of Catalyst’s filings with the SEC are available from the SEC, may be found on Catalyst’s website, or may be obtained upon request from Catalyst. Catalyst does not undertake any obligation to update the information contained herein, which speaks only as of this date.

Source: Catalyst Pharmaceuticals, Inc.

Investor Contact

Mary Coleman, Catalyst Pharmaceuticals, Inc.

(305) 420-3200

IR@catalystpharma.com

Media Contact

David Schull, Russo Partners

(858) 717-2310

david.schull@russopartnersllc.com